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                                 [Letterhead of TDS]

                                    March 5, 1997



American Paging, Inc.
Suite 3100
1300 Godward Street, N.E.
Minneapolis, Minnesota  55413

     Re: Revolving Credit Agreement dated January 1, 1994, as amended (the "Revolving Credit Agreement"), between American Paging, Inc. (the "Company") and Telephone and Data Systems, Inc. ("TDS")

Ladies and Gentlemen:

          This letter will constitute TDS's agreement to amend the Revolving Credit Agreement, effective January 1, 1997, by changing all references to "$150,000,000" in the Revolving Credit Agreement to "$180,000,000." All other terms and conditions of the Revolving Credit Agreement shall remain in full force and effect.

          TDS also hereby waives all defaults or events of default by the Company under the Revolving Credit Agreement resulting from the violation of the covenant in Section 7(b)(2) of the Revolving Credit Agreement or the insolvency of the Company from the respective dates from any such default or event of default through January 1, 1999.

          Please acknowledge your agreement to this amendment by executing a copy of this letter and return it to the undersigned.

                              Very truly yours,

                              TELEPHONE AND DATA SYSTEMS, INC.



                              By:   /s/ Murray L. Swanson
                                   ------------------------------
                                   Murray L. Swanson
                                   Executive Vice President - Finance

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American Paging, Inc.
March 5, 1997
Page 2


Accepted and agreed to as of the date set forth above.

                              AMERICAN PAGING, INC.



                              By:   /s/ Dennis M. Beste
                                   ------------------------------
                                   Dennis M. Beste
                                   Vice President - Finance, Chief Financial
                                   Officer and Treasurer